SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 21, 2002
(Date of Report)
Date of earliest event reported: August 14, 2002

Intuit Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, California 94043
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code:
(650) 944-6000

ITEM 5. OTHER EVENTS.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
CONDENSED CONSOLIDATED BALANCE SHEET
SIGNATURES

ITEM 5. OTHER EVENTS.

Proposed Acquisition of Blue Ocean Software

     On August 14, 2002, Intuit Inc. announced that it had signed a definitive agreement to acquire Blue Ocean Software Inc., a leading provider of software that helps small businesses manage their information technology resources and assets.

     Intuit currently plans to operate Blue Ocean as a business unit within its Small Business and Personal Finance division and will continue to offer Blue Ocean’s current products and services. Russ Hobbs, Blue Ocean’s chief executive officer, will lead the operating unit as a vice president at Intuit reporting to Lorrie Norrington, executive vice president, Small Business and Personal Finance. Virtually all of Blue Ocean’s 78 employees will be asked to stay with the business. Blue Ocean will continue to be based in Tampa, Florida.

     Under the terms of the agreement, Intuit will acquire all outstanding shares of Blue Ocean’s stock for approximately $170 million in cash. Intuit expects Blue Ocean to contribute approximately $45 million to $55 million in revenue in fiscal year 2003. The acquisition is expected to close in the first quarter of fiscal 2003. The closing of the transaction is subject to standard closing conditions, including various regulatory approvals.

Press Release Announcing Fourth Quarter and Fiscal Year 2002 Results

     Fiscal 2002 Results

     On August 14, 2002, Intuit announced its financial results for the fourth quarter and fiscal year ended July 31, 2002. Intuit reported fiscal 2002 revenue of $1.36 billion, an increase of 18% over fiscal 2001 revenue of $1.15 billion. Intuit reported net income for the year of $140.2 million, or $0.64 per share, up from a net loss of $82.8 million, or a net loss of $0.40 per share, in fiscal 2001. Growth was driven by strong performance in Intuit’s largest businesses — small business and tax. In fiscal 2002, losses related to marketable securities decreased by $82.5 million compared to fiscal 2001 and acquisition-related charges decreased by $66.6 million compared to fiscal 2001. Intuit sold its Quicken Loans mortgage business in July 2002. Quicken Loans is treated as a discontinued operation for accounting purposes. As a result, the financial results for Quicken Loans, reflecting income and expenses totaling $47.1 million, were segregated into a separate line item rather than reflected in Intuit’s operating results.

     Fourth Quarter Results

     Intuit reported revenue of $197.2 million for the fourth quarter of fiscal 2002, an increase of 31% over the $150.3 million for the fourth quarter of fiscal 2001. Growth was driven primarily by strong results in QuickBooks and Canada. Intuit reported a net loss for the quarter of $31.8 million, or a loss of $0.15 per share. Intuit typically reports a loss in its fourth quarter when revenue from tax preparation businesses is minimal, but operating expenses to develop new products and services continue at relatively consistent levels. In the fourth quarter of fiscal 2001, Intuit reported a net loss of $61.3 million, or a loss of $0.29 per share. The smaller loss in the fourth quarter of fiscal 2002 was due in part to the gain on the sale of Quicken Loans of $23.3 million. Intuit acquired Quicken Loans in December 1999. Because the transaction was accounted for as a pooling of interests, the value of the business was reflected on Intuit’s balance sheet as the net value of the tangible assets, rather than the purchase price paid. The gain represents the premium over the net value of the tangible assets.

(Financial statements follow)

INTUIT INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,

	2001	2002	2001	2002

Net revenue:
Products	$97,406	$131,875	$834,190	$1,001,782
Services	38,748	51,681	240,381	293,405
Other	14,164	13,603	73,834	63,161

Total net revenue	150,318	197,159	1,148,405	1,358,348
Costs and expenses:
Cost of revenue:
Products, services and other	54,730	56,702	279,305	296,830
Amortization of purchased software and other	3,729	1,981	14,949	12,423
Customer service and technical support	32,193	38,327	145,522	173,080
Selling and marketing	44,495	62,907	235,256	278,826
Research and development	50,917	49,992	203,739	203,522
General and administrative	23,454	27,394	95,704	110,441
Charge for purchased research and development	—	2,151	238	2,151
Charge for vacant facilities	—	—	—	13,237
Acquisition-related charges	42,869	40,886	248,179	181,616
Loss on impairment of long-lived asset	—	—	—	27,000

Total costs and expenses	252,387	280,340	1,222,892	1,299,126

Income (loss) from continuing operations	(102,069)	(83,181)	(74,487)	59,222
Interest and other income and expense, net	11,368	8,440	57,303	32,944
Losses on marketable securities and other investments, net	(10,746)	(6,269)	(98,053)	(15,535)
Gains (losses) on divestitures	(16,954)	—	(15,315)	8,308

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(118,401)	(81,010)	(130,552)	84,939
Income tax benefit (provision) (i)	45,459	15,235	12,473	(15,179)

Income (loss) from continuing operations before cumulative effect of accounting change	(72,942)	(65,775)	(118,079)	69,760

Discontinued operations, net of income taxes (ii):
Net income from Quicken Loans discontinued operations	11,653	10,713	20,972	47,100
Gain on disposal of Quicken Loans discontinued operations	—	23,300	—	23,300

Net income from discontinued operations	11,653	34,013	20,972	70,400

Cumulative effect of accounting change, net of income taxes of $9,543	—	—	14,314	—

Net income (loss)	$(61,289)	$(31,762)	$(82,793)	$140,160

Basic net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.35)	$(0.31)	$(0.57)	$0.33
Net income per share from discontinued operations	0.06	0.16	0.10	0.33
Cumulative effect of accounting change per share	—	—	0.07	—

Basic net income (loss) per share	$(0.29)	$(0.15)	$(0.40)	$0.66

Shares used in basic per share amounts	209,800	212,003	207,959	211,794

Diluted net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.35)	$(0.31)	$(0.57)	$0.32
Net income per share from discontinued operations	0.06	0.16	0.10	0.32
Cumulative effect of accounting change per share	—	—	0.07	—

Diluted net income (loss) per share	$(0.29)	$(0.15)	$(0.40)	$0.64

Shares used in diluted per share amounts	209,800	212,003	207,959	217,897

i.	There is a difference in the effective tax rate for each of these periods, primarily due to the tax benefit related to divestitures that became available in the second quarter of fiscal 2002.

ii.	On July 31, 2002, we sold our Quicken Loans mortgage business. We accounted for the sale as discontinued operations and, accordingly, the operating results of Quicken Loans have been segregated from continuing operations on the statement of operations for the three and twelve months ended July 31, 2001 and 2002. Income taxes netted against net income from discontinued operations amounted to $6.7 million and $6.0 million for the three months ended July 31, 2001 and 2002 and $12.2 million and $26.5 million for the twelve months then ended. The tax benefit related to the $23.3 million gain on the transaction was not recorded because its realization is not assured.

INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

	July 31,	July 31,
	2001	2002

ASSETS
Current assets:
Cash and cash equivalents	$94,301	$435,087
Short-term investments	1,119,305	815,342
Marketable securities	85,307	16,791
Customer deposits	205,254	300,409
Accounts receivable, net	26,778	56,467
Deferred income taxes	73,742	67,799
Prepaid expenses and other current assets	31,640	50,729
Amounts due from discontinued operations entities	355,222	252,869
Net current assets of discontinued operations	57,208	—

Total current assets	2,048,757	1,995,493
Property and equipment, net	174,659	181,758
Goodwill and intangibles, net	415,135	554,422
Long-term deferred income taxes	145,905	176,553
Long-term investments	24,107	6,765
Other assets	41,359	48,035
Net assets of discontinued operations	12,351	—

Total assets	$2,862,273	$2,963,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,994	$76,669
Payroll service obligations	205,067	300,381
Deferred revenue	137,041	159,758
Income taxes payable	82,486	442
Short-term note payable	38,672	17,926
Other current liabilities	162,537	177,601

Total current liabilities	688,797	732,777
Long-term obligations	12,150	14,610
Stockholders’ equity	2,161,326	2,215,639

Total liabilities and stockholders’ equity	$2,862,273	$2,963,026

Note:	On July 31, 2002 we sold our Quicken Loans mortgage business and accounted for the sale as discontinued operations. Quicken Loans balance sheet amounts at July 31, 2001 have therefore been reclassified. Other assets at July 31, 2002 include a $23.3 million note from Rock Acquisition Corporation, the purchaser of the Quicken Loans business.

Retirement of Chief Financial Officer

     On August 14, 2002, Intuit announced that Greg Santora, Senior Vice President and Chief Financial Officer of Intuit, has decided to retire from Intuit at the end of the calendar year, and will remain in his current role until then. Mr. Santora will participate in the search and will work with the new CFO to ensure a smooth transition.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 21, 2002		INTUIT INC.

		By:	/s/ LINDA FELLOWS Linda Fellows Vice President, Treasurer and Director of Investor Relations